Exhibit 99.1

October 26, 2011

Franklin Financial reports quarterly earnings decline

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $1,059,000 for the quarter ended September 30, 2011.  This compares to earnings of $1,803,000 for the quarter ended September 30, 2010 and brings net income for the first nine months of 2011 to $4,667,000 compared with $5,937,000 for the same period in 2010, a decline of 21.4%.

Diluted earnings per share were $.27 for the quarter and $1.18 for the first nine months of 2011.  This compares to $.46 and $1.53 for the same periods in 2010.

“The current economic environment coupled with legislative and regulatory conditions are detrimental to bank earnings. The recession continues to stymie growth and have a significant impact on individuals and businesses in South Central Pennsylvania,” commented William E. Snell, Jr., president and CEO. “High unemployment numbers and dropping real estate values have contributed to the pressure on asset quality felt by many financial institutions in this region. During the third quarter, we substantially increased our provision for loan loss expense to $2,775,000 as a result of a charge-off in the amount of $1,300,000 on a commercial real estate loan due to lower appraisal values on the real estate collateral, as well as to position ourselves for the future.”

Total assets were $996,941,000 at September 30, 2011, growing by 3.0% compared to assets on September 30, 2010.  Total deposits and repurchase agreements climbed 9.1%, while net loans were up 1.2% over totals a year earlier. The market value of trust assets under management increased 1.7% to $485,800,000 at September 30, 2011.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with twenty-five community offices throughout Franklin, Cumberland, Fulton and Huntingdon Counties in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, Marion, McConnellsburg, Mont Alto, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the over-the-counter market under the symbol FRAF.